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                                                                  Exhibit 99.1

                           ABERCROMBIE & FITCH REPORTS
                          JANUARY SALES INCREASE OF 30%


NEW ALBANY, OHIO, FEBRUARY 3, 2005: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $126.1 million for the four-week period ended January 29, 2005, a 30% increase over last year's January sales of $97.1 million. January comparable store sales increased 17% compared to the four-week period ended January 31, 2004.


JANUARY 2005 HIGHLIGHTS

         o        Total Company net sales increased 30%

         o        Total Company comparable store sales increased 17%

         o        Abercrombie & Fitch comparable store sales increased 13%

         o        Hollister Co. comparable store sales increased 22%

         o        abercrombie comparable store sales increased 27%

SALES RESULTS

For the fourth quarter, the thirteen-week period ended January 29, 2005, the Company reported a net sales increase of 23% to $687.3 million from $560.4 million for the same period last year. Comparable store sales for the fourth quarter increased 9% compared to the same period last year.

For the 2004 fiscal year, the Company reported a net sales increase of 18% to $2.021 billion from $1.708 billion last year. Comparable store sales increased 2% for the year-to-date period.

Consistent with last month's statement, management reiterates that they expect the increase in fourth quarter net income over last year to be approximately in line with the increase in total fourth quarter comparable store sales.

MERCHANDISE RESULTS

The Company reported that January comparable store sales increased 17% for the month driven largely by a strong response to the spring assortment.

In the Abercrombie & Fitch brand, comparable store sales increased 13% for the month with strong merchandise trends in denim, fleece, knits, tee-shirts and men's woven shirts.

The Hollister brand continues to perform extremely well with comparable store sales up 22% over last year. All key merchandise classifications were positive for the month.

The Company's kids brand, abercrombie, reported same store sales increased 27% over last year. Sales were extremely strong throughout most of the merchandise assortment in both the girls and boys businesses.




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The Company operated 356 Abercrombie & Fitch stores, 171 abercrombie stores, 256
Hollister Co. stores and 4 RUEHL stores at the end of January. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

To hear Abercrombie & Fitch's prerecorded January sales message, please dial
(800) 395-0662, or internationally dial (402) 220-1262.

The Company will announce fourth quarter earnings on Tuesday, February 15th, at 4:30 PM Eastern Time and at that time will provide additional information about its fourth quarter results. To listen to the LIVE conference call, dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 718076 or through www.abercrombie.com.

                                     # # # #

For further information, call:      Thomas D. Lennox
                                    Director, Investor Relations and
                                    Corporate Communications
                                    (614) 283-6751

                                    Or

                                    Mike Woodworth
                                    Senior Financial Analyst, Investor Relations
                                    (614) 283-6156

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F's Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "RISK FACTORS" in "ITEM 1. BUSINESS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2004 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.